[DREYFUS CORPORATION LETTERHEAD]



                            IMPORTANT



Dear Stockholder:


     The August 3, 1994 stockholder meeting of General
California Municipal Money Market Fund has been adjourned with respect to proposal 12 to allow time for additional shareholders to vote. All other proposals on the meeting agenda have passed the shareholder vote requirement and have been approved.

     The Fund's voting records indicate that your proxy was not received. You now have the opportunity to review proposal 12
(fully described in the proxy statement and fund exhibit previously sent to you) and vote your shares by signing, dating and mailing the enclosed duplicate proxy card as soon as possible.

     Please remember that your Board of Trustees has approved proposal 12, and unanimously recommends that you vote "For" such proposal. It is important that you vote your shares.

     If you have any questions or need assistance in voting, please call our proxy solicitor, D.F. King & Co., Inc. at 1-800-859-8515.




                         Sincerely,



                         Howard Stein        Joseph S. DiMartino
                         Chairman            President